UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

RemoteMDx, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒        No fee required.

☐        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)                 Title of each class of securities to which the transaction applies:

    (2)                 Aggregate number of securities to which the transaction applies:

    (3)                 Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11:

       (4)                 Proposed maximum aggregate value of the transaction:

       (5)                 Total fee paid:

☐        Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)                 Amount Previously Paid:

          (2)                 Form, Schedule or Registration Statement No.:

           (3)                Filing Party:

           (4)                Date Filed:

RemoteMDx, Inc.
150 West Civic Center Drive, Suite 400
Sandy, UT 84070
(801) 908-5132

2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 28, 2008

SUPPLEMENT TO PROXY STATEMENT
October 3, 2008

Dear Shareholder:

This Supplement to our Proxy Statement materials amends and supersedes the Shareholder letter supplement filed with the Securities and Exchange Commission (the “Commission”) on September 26, 2008.

As you know, the annual meeting of stockholders (the “Meeting”) of RemoteMDx, Inc. (the “Company”) will be held at 150 West Civic Center Drive, Suite 400, Salt Lake City, Utah 84070, on Tuesday, October 28, 2008 at 10:00 AM (MDT).

The Company mailed to you a Notice of Internet Availability of Proxy Materials for the Meeting (the “Notice of Internet Availability”) on or about September 11, 2008.  The Notice of Internet Availability indicated that complete proxy materials, including the original Proxy Statement, are available to shareholders on the internet.  One of the proposals set forth in the Proxy Statement and originally intended to be presented to shareholders at the Meeting was Proposal No. 3—to approve a five-to-one reverse stock split of the issued and outstanding common stock of the Company (the “Reverse Stock Split Proposal”).

Subsequent to the mailing of the Proxy Statement, and after further deliberation, the Board of Directors of the Company determined to withdraw the Reverse Stock Split Proposal from the Proxy Statement.  Therefore, original Proposal No. 3 will not be considered or voted upon at the Meeting.

By this Supplement we are:

1.       Amending our original Proxy Statement by withdrawing Proposal No. 3, the Reverse Stock Split Proposal, and all materials related to that proposal,
2.       Furnishing to our shareholders a separate letter from our CEO, David G. Derrick, dated October 1, 2008 and attached to this Supplement as Exhibit A (the “October 1, 2008 Letter to Shareholders”), and
3.       Furnishing to our shareholders a copy of the RMDx News Journal, dated September, 2008, attached to this Supplement as Exhibit B (the “News Journal”).

The Annual Meeting of Shareholders remains scheduled to be convened on October 28, 2008, at which time shareholders will proceed to vote on original Proposals 1 (election of directors), 2 (changing the name of the Company to SecureAlert, Inc.), 4 (ratifying the appointment of our independent auditors), and 5 (transacting such other business as may properly come before the Meeting) (collectively, the “Remaining Proposals”).

This Supplement should be read in conjunction with the original Proxy Statement and the Notice of Annual Meeting of Shareholders that accompanies the Proxy Statement, as filed with the Commission on September 11, 2008.

Shareholders should note the following:

•	The Company will not distribute, and shareholders do not need to sign, new proxy cards.
•	Proxy cards received with direction on Proposal 3, the Reverse Stock Split Proposal, will not be voted on Proposal 3.
•	Proxy cards received and providing direction on the Remaining Proposals to be considered at the Meeting (1, 2, 4, and 5) will remain valid and in effect, and will be voted as directed.
•	Shareholders who have submitted a proxy do not need to resubmit proxies with different directions, if they do not wish to change their previously cast votes on the Remaining Proposals.
•
If you have already voted and you now wish to change your original vote on the Remaining Proposals, you may revoke your proxy at any time before the Meeting by:  (i) notifying the Company in writing at 150 West Civic Center Drive, Suite 400, Sandy, UT 84070; (ii) submitting a later signed Proxy Card in hard copy, or complete a proxy via the internet or by telephone, in accordance with the instructions on the proxy card; or (iii) voting your shares in person at the Meeting.  You may request a new Proxy Card by calling (866) 451-6141.  If your shares are held in the name of your broker, you may change your vote by submitting new voting instructions to your broker, bank or other nominee.

Supplement dated Oct. 3, 2008 to Proxy Statement

The complete proxy materials for the meeting, including this Supplement, continue to be available to you on the Internet.  Please visit www.amstock.com/proxyservices/viewmaterials.asp, where the following materials are available for view:  Notice of Annual Meeting of Stockholders; Proxy Statement; this Supplement to Proxy Statement dated October 3, 2008; form of electronic Proxy Card; the October 1, 2008 Letter to Shareholders, the News Journal, and the Company’s Annual Report on Form 10-KSB/A.

Thank you for your continued support.

THE DATE OF THIS SUPPLEMENT IS OCTOBER 3, 2008

By Order of the Board of Directors

/s/ David G. Derrick
David G. Derrick, Chief Executive Officer

Exhibit A
October 1, 2008

Dear Shareholder,

As we look at the milestones and events that shaped the past year, I am reminded of a Chinese proverb “a gem cannot be polished without friction.”  Remembering where we came from and looking toward the future, I’m optimistic that the Company is taking the shape of a gem.

After receiving feedback from our family of shareholders, we have rescinded the planned five-to-one reverse split. Growing up, everyone’s opinion was important at our dinner table; likewise we have heard our shareholders’ opinions loud and clear and have acted accordingly.  We are honored by the trust and faith you have placed in us and in our stewardship of managing the Company on your behalf.

During the past two years we have grown from 30 employees to over 200 employees today.  We have 25 offices throughout the United States and have expanded our monitoring capabilities both at our headquarters and globally with the addition of three satellite centers located internationally.

The road hasn’t been easy; in fact when it rains, it pours.  Now let me share a few of the rainstorms that we have weathered.

To begin with just over a year ago we began to experience serious technical problems associated with water damage to our TrackerPAL device.  In July of this year we deployed our second-generation device, the TrackerPAL II.  This device is waterproof and provides for both increased tracking and monitoring capabilities, addressing additional concerns we had with its predecessor.

Then in January, we began the year optimistically with a combined $14 million equity and $15 million line of credit verbal commitment from one of the Company’s largest shareholders.  However with the upheaval in the credit markets at that time, both the equity and debt commitments vanished, requiring us to readjust our business plan and look for alternatives in raising operational capital.

In February of this year, we discovered some unusual trading behaviors in our stock, when a German bank, Nord LB, announced in public filings that it had unintentionally acquired over 20% of the Company’s common stock.   Let me assure you that the Company has engaged legal counsel to investigate any irregularities in the trading of our stock.

In March, the Company received two communiqués from the SEC – one an informal investigation of the Company which we are cooperating with fully; and secondly, a comment letter from the SEC regarding our treatment of revenues and expenses for the Company’s annual report for fiscal year 2007.  After consulting with our auditors and independent financial consultants, we restated our financials for the fiscal year ended September 30, 2007 and deferred certain revenues, thus lowering revenues by 15% for the 2007 fiscal year.  We also restated the December 31, 2007 unaudited interim financials by increasing revenues by 3%, predicated on the same restatement review.

Critically, despite all the stormy weather and adversity, the Company has continued to grow.  In fact over the past year recurring revenue has averaged a 53% growth rate quarter on quarter.  The Company currently has an annualized run rate of approximately $10 million per year on recurring revenues.  It has integrated a new and highly qualified management team that has restructured the Company and positioned it to take advantage of our significant growth opportunities.

During the past year, we have added over 100 new agency customers and manage more than 12,000 offenders through tracking and case management services. We have also been the subject of over 35 media articles, including one recently that appeared in the September 29th issue of Forbes magazine.

Importantly, the weathered storms and tumbled friction have shaped our organization into a stronger and more effective company that is poised to take advantage of future growth and opportunities.  It is our determination to build your company into the industry leader and the gem in the crown of the criminal justice market.

Sincerely,

David Derrick

Exhibit B

Note from the
Chairman,  p.1
VISION The Revolving Door, p. 3
TECHNOLOGY New Age In Law Enforcement, p. 6
MONITORING CENTER New Standard for Monitoring Offenders, p.8
SALES Expanding Toward The Future, p.10

MONITORING WITH SECUREALERT
SecureAlert's Offender Monitoring Programs combine state-of-the-art tracking technology along with case management to produce SecureAlert's total C.A.R.E. difference.
CORRECTION
ACCOUNTABILITY
REHABILITATION
EMPOWERMENT
THE ONLY CRIME IS NOT USING IT.
SECUREALERT
1-866-451-6141

Chairman’s Note

As another year passes, I take great pride in looking back and highlighting our achievements during the past year. No one is immune from the effects of crime! For some it may be personal, while for others it may take the form of higher taxes and new jails.  Everyone at RemoteMDx shares the same mission to empower law enforcement with the necessary tools and programs required to increase offender accountability and to achieve greater public safety at a lower cost.

With a focus on our core mission, I’m excited to highlight milestones that we have achieved over the past year.  Often described as "the land of mass incarceration," the United States has over seven million offenders in the criminal justice system. Together with the addition of a new management team at SecureAlert and with the acquisitions of Midwest Monitoring & Surveillance along with Court Programs, we were able to refocus the organization.  We are now able to partner with agencies offering everything from case management to offender tracking.

In July of this year, we began to deploy our second-generation device, the TrackerPAL II.  Both waterproof and tamper resistant, the new device allows our Monitoring Center as well as officers, to track offenders wherever they may be, at home or on the go. With several different layers of tracking technology, we are able to better fill the market’s needs.

I believe that we are witnessing a real paradigm shift in the way law enforcement fights crime with RemoteMDx leading the way.

Sincerely,

David Derrick
chairman and ceo

THE MATH IS SIMPLE

PRISON POPULATION	1,596,127
JAIL POPULATION	723,131
PAROLE PROBATION	4,916,480
TOTAL	7,235,738

ADULT POPULATION	229,786,080

1 IN EVERY 32
ADULTS IS CURRENTLY
IN THE CRIMINAL
JUSTICE SYSTEM

"If we don’t change the course now, we will be building
prisons forever and ever, prisons we can’t afford."

- Texas State Senator John Whitmire
Austin-American Statesman
January 31, 2007

THE REVOLVING DOOR

SecureAlert offers a new approach to a system in crisis

BY JOHN L. HASTINGS III, president

A Dutch proverb reads, "Once a thief, always a thief."  Hundreds of years later we still have the same basic desire to "lock them up and throw away the key." Generations of this mentality has left our criminal justice system in crisis!

Every day headlines across the world report of jail overcrowding, gang violence and crimes committed by repeat offenders.  The statistics are alarming!  Nearly two-thirds of released offenders will be rearrested for a new offense within three years of their release.  Nearly 8 out of 10 offenders will return to prison within 10 years.  We have created a revolving door; offenders enter to be "rehabilitated" and exit as career criminals.

Everything comes at a price.  To house a prisoner in the U.S.A. today, it costs an average of $65 per day.  To build a new jail or prison it costs approximately $100,000 per bed or cell.  Federal, state and local governments spend approximately $62 billion per year on adult and juvenile corrections.

Recognizing its critical importance, agencies are putting renewed emphasis on rehabilitation programs and their role in reducing recidivism. In fact, the long standing California Department of Corrections is now known as the California Department of Corrections and Rehabilitation and has undergone significant program revitalization.

Over the past year, we have launched a new approach to address the needs of law enforcement agencies.  Balancing the ongoing need for corrections and public safety with the reality of limited capacity and deterrence initiatives, our approach focuses on corrections, accountability, rehabilitation and empowerment; we call it our "CARE" advantage.

Corrections
Research studies on recidivism (re-offending) show that the longer an offender is incarcerated the more likely they will commit a new crime and return to prison;  likewise, the shorter the incarceration period the more likely the offender is going to succeed and not re-offend.  We offer law enforcement agencies incarceration alternatives that keep offenders out of jails and prisons, allowing them to be at home and work, receiving the rehabilitation or drug treatment needed to restructure their lives, while limiting their movements and confining them to the conditions of their release.

Accountability
Underpaid and overworked supervision officers have traditionally had to rely on phone calls and visits in order to ensure the offender was following the restrictions set forth as conditions of their release.  We are able to provide a system where the officer sets the protocols and is only notified when the offender is in violation.  Acting as an agency’s "eyes and ears" we are a "force multiplier" in enforcing and holding offenders accountable to the terms of their release and compliant with reentry initiatives.

Rehabilitation
Our enabling technology focuses on the positive aspects of monitoring for purposes of encouraging offenders to stay on the right path, while dissuading them from wrong turns.  Different classes offenders have different needs, juveniles have different needs than adult offenders.  We offer specialized programs that address the needs of the different types of offenders.  Some of these programs enable support professionals, such as clergy and counselors to deliver positive affirmations and support directly to the offender through our device, without having to be in the presence of the offender.  In these days of rising gas prices, and budgetary constraints on probation and parole officers, this is a particularly valuable approach! Virtual visitations and "check-ins" are enabled in support of regular and frequent contact.

Empowerment
Our service empowers offenders with the opportunity to change their lives, becoming active members of society, while giving law enforcement proactive tools and programs that are required to better manage and rehabilitate offenders.  The mere knowledge that offenders are on these devices also empowers victims to move on, knowing that there is an incremental level of public safety and protection provided.

For decades agencies have relied on temporary solutions, failing to establish long term solutions.  WE NEED BETTER! By implementing long term programs that address the needs of offenders where they can receive necessary rehabilitation treatment and successfully re-enter society. Then we can close the revolving door, then we can reduce crime and keep our neighborhoods safe and when it comes to our communities and our children’s safety, safer is always better.

John L. Hastings III
president

Joining the Company in Feburary 2008, John Hastings brought 23 years of progressive general management, marketing and sales experience in 30 countries with Nestle/Stouffer’s, Kraft/General Foods, Nissan Motor Acceptance Corp., NCR/Teredata, Unisys Corp. and VNU/ACNielsen.

With an MBA from Pepperdine University, Malibu, CA,  John spent eight years with VNU/ACNielsen, a $4.5B+ global research, media and publications company headquartered in New York, where he last served as senior vice president and general manager of VNU MI Global Business Intelligence. Most relevant, throughout his carrier at Nielson, Hastings gained valuable experience in managing $50 MM to $100 MM business units, organizations of 250 associates and in optimizing business unit performance, delivering record revenue and margins.

TECHNOLOGY

New Age of Law Enforcement
Law Enforcement Celebrates the deployment of TrackerPAL II, SecureAlert’s latest offender tracking device

While demonstrating to the media the capabilities of the TrackerPAL II device, Oakland deputy police chief praised that "this technology is really a gift to public safety."

TrackerPAL’s unique features make it stand apart from anything on the market.  It was the first and remains the only device, that combines GPS tracking technology with two and three-way voice communication, all in a single device.  Worn on the ankle, the TrackerPAL allows law enforcement officers to track, monitor and even communicate with their offenders.

In July the Company deployed this next generation offender tracking device, the TrackerPAL II.  With many of the same features found on its predecessor, the waterproof TrackerPAL II has a longer battery life (24+) and improved tracking, which combines both GPS and radio frequency technologies.

"The key is that we never get complaisant; we continue to improve on our technologies while looking for new and creative ways to better address the needs of our customers," said Bruce Derrick, chief technology officer.

Indoor tracking is made possible through its companion, eArrest Beacon.  Placed virtually in any location the beacon electronically tethers the offender to a specified location.  Using RF technology the beacon can be placed at the offender’s home, school or place of employment.  In large locations multiple beacons can be utilized.

"The beacon can be used in dozens of different ways. Information is vital! If an offender lives in an apartment building, we want to know more than when he entered the building, we want to know that he is actually in his own apartment.  The beacon can also be used to keep him away from specific locations.  The possibilities are really endless. Officers can create very detailed restrictions for each offender, or in case of gangs and halfway houses, one beacon can be used for dozens of offenders," continued Derrick.

In order to determine the impact of the new device, the Company engaged  Castleberry Consulting to independently assess TrackerPAL II’s market relevance and competitive differentiation.  Summarizing their findings Castleberry stated: "SecureAlert is poised to redefine the Electronic Offender Monitoring Industry over the next two years."

The Company fosters a culture of innovation, always improving on existing technology while researching new technology and applications for the Company’s products. The Company is actively developing new products that address the specific needs of the different offender types. Whether the offenders are high or low risk, adult or juvenile, sexual predator or domestic abuser, SecureAlert’s programs can be adapted to better address the needs of specific offenders, their would-be victims and their supervising officers.

TRACKERPAL II FEATURES

•	Single-unit device
•	Active (real time) GPS tracking
•	Two- and three-way voice communication with offenders
•	Stores data when temporarily out of range
•	Tamper resistant with tamper sensors
•	95-decibel siren
•	Set exclusion/inclusion areas
•	Optional tether with eArrest beacon for indoor tracking
•	Waterproof architecture

eARREST BEACON

Tracking obstacles disappear with SecureAlert’s eArrest Beacon device. Easy to install, the beacon can be placed in multiple locations including the offender’s home, work or school. Indoors the beacon tethers the offender, transmitting an alarm when the offender moves outside of his virtual confinement. When the offender reappears outside, he is immediately reacquired and  tracked through the GPS technology integrated within the TrackerPAL II device.

Features

•	Easy set-up
•	No land-line required
•	No external power required
•	Tamper-resistant
•	Motion detection
•	Multiple beacons per offender
•	(home, work, school)
•	Multiple offenders per beacon

MONITORING

The New Standard
For Monitoring Offenders

The Monitoring Center stands alone with its ability to track and interact with offenders.  “We keep in close contact with supervising officers to ensure that we provide the highest level of service and support.  Our operators are literally our customer’s ‘eyes and ears,’ they act as the officer’s personal assistant,” said Blake Rigby, chief financial and operations officer.

The Monitoring Center features active violation intervention.  When an offender violates any of their restrictions set by their supervising officer, an alarm is sent to the Monitoring Center.  Actively responding an operator immediately contacts the offender through the TrackerPAL, "this is the Monitoring Center, we see that you have entered an exclusion area, you are in direct violation of your parole, your supervising officer will be notified." Following offender specific protocols, the operator will then inform the supervising officer.

An example of the power of the Monitoring Center is an instance in Pennsylvania.  A parole officer received a voicemail on his work phone from a hysterical offender stating that she "intended not to go to her group therapy, but was headed for the hospital instead."  Faced with the thought of returning to jail, the offender had taken 20 to 25 Klonodine pills, and slit her wrists, but then had second thoughts.  After recognizing the hysterical voice in the message, the parole officer immediately called the offender’s cell phone, but there was no answer.  A co-worker contacted our Monitoring Center and we were able to determine where the offender was at that exact moment.  A Monitoring Center operator was also able to talk directly to the offender as well as hosting a three -way call with her parole officer, all through the device. While calming her down, the officer sent state troopers to her location.  At the scene, the troopers found the offender with slashes up and down her left wrist.  Paramedics arrived at the scene and the offender was immediately taken to the hospital.

"The Monitoring Center is where everything comes together.  Officers set the restrictions and protocols; the TrackerPAL and TrackerPAL II track the offenders and enable the operators to enforce the protocols, interacting directly with the offenders.  They are on the front lines, whether it’s correcting offenders behavior or providing positive affirmations, it all happens in the Monitoring Center," Blake continued.

The Company recently expanded its reach in creating several satellite Monitoring Centers both domestically and internationally.  "By creating a system and infrastructure that is flexible and adaptable, and staffing the centers with local personnel, we are able to better address the specific needs of these agencies.  These agencies, both domestic and international, represent large market opportunities," explained Rigby.

The Monitoring Center assists supervising officers, lifting the burden of constantly tracking offenders. "Other products require time in front of a computer, but with the Monitoring Center I can spend the majority of my time away from my desk. Whether on stakeouts or while doing other investigative work, I know the Monitoring Center has my back," said Arnold Virgilio of the Citrus County Sheriffs Department in Florida.

Working closely with each officer, Monitoring Center operators are able to help agencies enforce restrictions and assist in their rehabilitation efforts.

Blake T. Rigby
chief financial and operations officer

Joining the Company during the summer of 2008, Blake is a seasoned veteran with 26 years of effective experience in many areas including management, start-up, emerging growth, turnaround, finance, treasury, operations, corporate development, business development, strategic growth positioning and marketing, and performance & increased shareholder value.

Mr. Rigby has worked for companies such as KPMG Peat Marwick and Arthur Andersen, Armstrong Electric, Gastronomy, Inc., Network Business Systems, Challenger Schools, Feature Films for Families, O’Currance Telservices, and NWB Shoshone Economic Development Corp.  Mr. Rigby received his BS in accounting from the University of Utah and completed coursework toward an MBA degree from James Madison University.  He is a Certified Public Accountant, that is not currently licensed.

SALES
Expanding Toward the Future
Reorganization and acquisitions help the Company expand its offerings as it continues to deploy TrackerPAL II

Beginning in January, the Company greatly expanded its services and reach with the announcement of the acquisition of Midwest Monitoring & Surveillance and Court Programs Inc.

Serving the midwest and the south, these two new divisions have a long history of offender management experience.  In fact, the founder of Court Programs, Glen Rothbart participated in creating the first electronic monitoring bracelet that was designed to monitor offenders when they were at home.

"We are a relationship sale.  A vital part of selling our service is developing relationships with agencies.  They need to know that we don’t just sell them a device or a service then leave; we are their partners in every way.  That kind of relationship building and service is what Court Programs and Midwest bring to the Company,"  said Bernadette Suckel, chief sales and marketing officer.

The knowledge and experience that Midwest and Court Programs represent allows the Company to expand and begin to offer specialized programs that address the needs of agencies and offenders alike.

Currently managing in excess of 12,000 offenders, the company has restructured its sales force to focus on key strategic regions.  "We want to organize our efforts around states and areas that have the greatest potential," continued Suckel.  These areas are not only targeted by the offender population only, but also by budgetary, legislative, judicial and local political climates.  Faced with severe jail and prison overcrowding, some states are mandated by the courts to release thousands of offenders.  Other states and agencies have faced large budget cuts and are looking for alternatives like "offender pay" to reduce taxpayer’s liability.

With the launch of the TrackerPAL II device, the sales team has created a backlog of orders from current and new customers. "The roll-out of our next generation TrackerPAL II has been very well received by the marketplace. By setting a conservative deployment schedule, we have been able to secure the success of our latest solution.  Importantly, the TrackerPAL II allows us to not only grow our existing customer base, but also to acquire new agency contracts previously unavailable to us, both domestically and internationally," said John Hastings, president.

With a new focus, a re-energized and expanded portfolio of services, the Company is better able to address the needs of each individual agency, officer and even offender.  "What’s exciting is that through continued sales and new acquisitions, we continue to increase recurring revenue every quarter. With everything in the sales pipe-line, I am very excited and optimistic for the future," concluded Hastings.

Bernadette Suckel
chief sales and marketing officer

Previously to joining RemoteMDx in the spring, Bernadette served as VP, Business Intelligence at the Nielsen Company.  In this capacity she oversaw the implementation of complex Business Intelligence implementations, acting as the Strategic Engagement Manager on high profile projects.  She provided strategic project management, coordinating the efforts of a multitude of resources from not only within Nielsen, but from external partners as well.  While at Nielsen, Bernadette also served in strategic marketing and sales capacities, bringing new analytic offerings to market.  Key among these offerings was Consumer Direct, a joint service with Internet giant Yahoo.

Before joining Nielsen, Bernadette was Managing Director, Consumer Goods Manufacturing and Distribution Industry, at Internet Software start-up, Cogit.com.  She headed the industry vertical for Cogit.com, leading the definition of product offerings and sales efforts.  This vertical accounted for nearly 50% of Cogit.com’s revenues.  Key clients included Nabisco, Kmart and Polk.

Bernadette has a Bachelor of Science degree from California State University at Fresno.

TIME WARP 1985
Court Programs’ founder introduces the first electronic monitoring device
Februrary 15, 1985
By JON NORDHEIMER, New York Times
JAIL MOVES INTO PROBATIONER’S HOME
Jay Match fidgets. He paces the floor, sits for a while at a kitchen table to flip the pages of a textbook for electrical contractors, walks back out into his living room.

In a corner near the telephone sits a black box about the size of an attache case. The box is Mr. Match’s jailer. In a classic way, the prisoner has come to hate his jailer.

It has been two weeks since Mr. Match was placed under three-month house confinement by a county judge. A three-ounce transmitter strapped to his leg above the ankle emits a radio signal every 35 seconds.

The electronic innards of the black box in the corner monitor the signals and report Mr. Match’s movements over the telephone to an computer miles away in the offices of Pride Inc., a company that charges chronic misdemeanor defendants like Mr. Match a substantial fee for the right to be supervised at home.

Sheriff Praises Technology
"There is all kind of potential help this technology can give us in corrections," said Sheriff Richard Wille of Palm Beach County. "With 40 new units we feel we can put 40 people who are already incarcerated out of the county stockade and free the space for felons."

He has ordered 40 more electronic units to expand the in-house custody program beyond the six used in a trial period that began Dec. 1. Pride Inc., is a nonprofit private concern that in a few years has pioneered private supervising of traffic and misdemeanor probation cases. Like a medieval jailer, the monitor tells the I.B.M.-PC computer downtown in electronic pulses the equivalent of: "All is well. The prisoner is not in violation."

Law-enforcement officials elsewhere in the country are monitoring the Florida company to see how well it manages a program that allows chronic misdemeanor and traffic offenders to stay out of jail and how it does other probation work for Palm Beach County. This includes the administration and staffing of the county’s schools for traffic lawbreakers and drug abusers, who are sent there by the courts.

Company Is Also Counselor
Most of the probationers, of whom there were more than 9,000 last year, are required to report in person to Pride Inc.’s offices on a regular basis for conferences with the concern’s counselors. In the past, these duties were administered by local or state agencies. Electronically monitored in-house confinement as an alternative to jail has been briefly experimented with elsewhere; for instance, in the Florida Keys last year.

Basically, the project operates like a program in which the prisoner is released to work. But these offenders spend a sentence confined at home with time off during the day to go to a place of employment. It also allows single parents, like Mr. Match, a divorced 29-year old electrician who lived in Woodmere, L.I., before moving to Florida, to remain at home with his children rather than having to place them elsewhere. Pride Inc.’s operation holds the potential for substantial savings to local taxpayers, according to local public officials. Its range of other probationary services already saves the county about $2 million a year, said Fred R. Rasmussen, Pride Inc.’s executive director.

Eye on More Serious Crime
Beyond saving local tax dollars, using electronics to supervise misdemeanor cases is raising larger questions on how the methods developed in Florida might be applied to more serious criminal offenses. "As long as it doesn’t take on Big Brother aspects," said Mr. Rasmussen," the chances are quite high we’ll see this type of equipment move into other areas of the corrections system." His company, he stressed, is not a police agency and has no interest in expanding its operations to include felonies.

It is Pride Inc., and not the courts, that has the last word on who joins the program. It screens offenders who are given a choice of jail or home confinement, and from those screens it selects candidates whose background suggests they would be the least likely to violate probation. "Down the line this program will probably start accepting substance abuse problem cases," Mr. Rasmussen said.

Not as Easy as It Looked
Mr. Match traces his troubles to ignoring traffic court summonses that led to suspension of his driver’s license. He said in an interview that adjustment to nighttime and weekend confinement had not been as easy as he thought it would be. By the end of the first week, he said. he was studying ways to dismantle the monitoring equipment without being caught.

It is possible to remove the transmitter and its plastic strap, he was told by his Pride Inc. counselor, but it is not possible to replace it without detection, a violation of probation that would land him in jail. If the black box is unplugged the computer records the violation and prints out a report to Pride Inc. probation officers.

The monitor in Mr. Match’s house picks up signals from the ankle transmitter at a range of 75 feet inside a structure. If a person moves outside the range, the monitor automatically reports the infraction to the computer. "If man makes it, man can defeat it," Tom Moody, inventor of the monitoring system, says of his creation. "But no one has figured out a way yet."

The puzzle sometimes keeps Mr. Match awake at late at night when his jailer automatically dials the computer, making soft internal clicks and whirs in the black box. "I hear that box kick in and I feel like tearing it from the wall," he said with a faint smile, newly mindful that iron bars do not a prison make. He is paying Pride Inc. a total of $410 to monitor him for three months, a sum that would be forfeited if he violated probation.

"Damn," he says under his breath. "All this for driving with a suspended license."

IN THE NEWS
Oakland Program Uses GPS to Track Felons
August 1, 2008
By Henry K. Lee, San Francisco Chronicle
Oakland - Oakland police and Alameda County officials unveiled a pilot program Thursday to outfit convicted felons on probation with ankle bracelets linked to a Global Positioning System, saying the devices will alert officials immediately if an offender strays into an off-limits neighborhood.

Under a test program paid for by the city, 20 people authorities deem to be at high risk of committing more crimes will be outfitted with devices strapped onto their ankles. If successful, the program will be expanded to include other people on probation considered likely to commit new offenses, authorities said.

"This technology is really a gift to public safety," Deputy Police Chief Jeff Israel said.

Police and city officials have long complained that many crimes in Oakland, especially homicides and robberies, are committed by people on parole and probation. Police statistics have shown that many homicide victims were also on probation or parole.

"We have seen in the city a rise in crime, and most of these crimes are committed by repeat offenders who are on probation," said Officer Jeff Thomason, a police spokesman.

Judges often order offenders on probation to stay away from certain neighborhoods where fellow gang members or past criminal associates gather. Offenders can object to being outfitted with the ankle bracelets through their attorneys at court hearings, officials said.

At a news conference Thursday at police headquarters, David Meibert of SecureAlert, which makes the ankle bracelets, demonstrated what happens if the external battery is removed from the device. The gadget, which also has an internal battery, emitted a series of beeps and sirens.  About a minute later, the voice of a woman from the company’s monitoring center in Sandy, Utah, came through the device. "Is there any reason why you can’t replace the battery?" the woman asked in a nonaccusatory tone. "No, I’ll replace the battery right now," Meibert said with a smile.

The woman ended their conversation by saying, "If you don’t replace the battery within the next five minutes, your supervising officer will be notified." The company’s employees follow a script and are barred from straying from it, Meibert said.

Officials acknowledged that nothing will stop a scofflaw from removing the device, although that’s hard to do. Many others will test the device’s limits, seeing if they can get away with straying into an "exclusion zone" for just five minutes or fiddle around with the bracelet. Even if the ankle monitor is tossed into a lake, Alameda County probation officials will immediately be notified and will be able to consult a Web site to determine where the offender was one minute before the device was dumped, authorities said.

"Hopefully, it will inspire them to comply with the law," Israel said. "Even if they don’t, we will know where they are."

Of the 17,000 adults on felony probation in Alameda County, about half are in Oakland, said Donald Blevins, the county’s chief probation officer. Blevins stressed, "We are not rounding up people and putting these devices on them."

Only a judge, with input from the probation department and prosecutors, will determine which offenders will get the devices, he said.

Pernambuco Government Tests Electronic Devices on
Offenders that are part of Halfway House Environment
 August 21, 2008 - Último Segundo

Recife, Pernambuco, Brazil – The State Government of Pernambuco received the first ankle devices Wednesday that will be tested for the electronic tracking of ten prisoners of the halfway house of Penitentiary Agro-Industrial and of Colonia Penal Feminina.

The ankle bracelets are composed of an electronic device set by stainless steel and fiber optics rubber bracelet, resistant to water and fire.

During the testing phase, trained operators will be tracking the devices 8 hours per day during the week. When a violation of conduct happens, the offender will be notified through vibration, audio alert and voice communication.

According to the Government Executive Secretary, Humberto Vianna, the main objective of this measure is ease the prison system, encouraging social reintegration, and decrease the recurrence of crimes.  "With this, The State Government intends to provide the opportunity to the offender to return to society, so they can study and work, always under constant surveillance. Also the device does not affect the physical integrity of the offender and is considered a technological breakthrough recognized internationally" Humberto Viana said.

Electronic tracking systems have been used in countries such as France, Portugal, Germany, Spain and the United States, and operates through a transmitter adapted to the bracelet or device. The device sends to the database the exact location of the offender when they are outside their halfway house anywhere in the country.